INTERMET CORPORATION                                              EXHIBIT 99.2
5445 Corporate Drive
Troy, MI 48098-2683
Tel:  248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]


                                                        NEWS RELEASE

                                                        For IMMEDIATE Release
                                                        Contact: Mike Kelly
                                                        INTERMET Corporation
                                                        248-952-2500

INTERMET FILES PLAN OF REORGANIZATION

IMPORTANT STEP TOWARD EMERGENCE FROM CHAPTER 11

COMPANY ALSO REPORTS NEW BUSINESS GAINS

TROY, Mich., June 24, 2005 -- INTERMET Corporation (INMTQ:PK), a diversified manufacturer of cast-metal components, today announced that it has entered into a commitment letter with R2 Investments, LDC and Stanfield Capital Partners, LLC to underwrite an equity investment into INTERMET in the amount of $75 million, subject to certain terms and conditions and that it has filed a proposed Plan of Reorganization with the United States Bankruptcy Court in the Eastern District of Michigan. The commitment letter and court filing represent important steps for the company in its efforts to strengthen its balance sheet, complete its restructuring and emerge from Chapter 11. On September 29, 2004, INTERMET and 17 of its domestic subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

Commenting on today's announcement, INTERMET Chairman and CEO Gary Ruff said, "The commitment letter and the filing of our reorganization plan are major steps for us and represent the start of the final phase of INTERMET's operational and financial restructuring. Over the last eight months, we believe much has been accomplished in terms of putting the company back on track in its strategy for long-term growth. We are especially pleased that we also have continued to receive new and replacement business awards in our ferrous, light-metals and European groups during this challenging time."

The proposed Plan of Reorganization provides for full payment of administrative claims, tax claims, claims pursuant to INTERMET's debtor-in-possession credit agreement, U.S. Trustee fees, consignment claims and claims of certain secured pre-petition creditors. Payment for these claims will be funded by an exit credit facility that INTERMET is currently negotiating and a new $75 million equity investment pursuant to the Plan of Reorganization. Under the Plan of Reorganization, unsecured creditors may either elect to receive shares of stock in the reorganized INTERMET in exchange for their claims or they may elect to receive cash. Reorganized INTERMET will provide 2.5 million shares of common stock to unsecured creditors in exchange for their claims. Unsecured creditors who elect to receive shares of stock in the reorganized INTERMET will also receive the opportunity to purchase up to 7.5 million additional shares of stock through the private rights offering at a price of $10 per share. To the extent that the full $75 million is not subscribed for pursuant to the private rights offering, R2 and Stanfield have agreed pursuant to the commitment letter to purchase the shares of stock not otherwise purchased in the private rights offering. Under the proposed Plan of Reorganization, all pre-petition equity interests of INTERMET Corporation will be canceled.

Confirmation of the proposed Plan of Reorganization remains subject to various requirements and the approval of the Bankruptcy Court.

About INTERMET: With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of cast-metal components for the automotive, commercial-vehicle and industrial industries. The company has approximately 5,300 employees worldwide. More information is available on the Internet at http://www.intermet.com. Specific information relating to the Chapter 11 cases filed by INTERMET and certain of its domestic subsidiaries, including a copy of the proposed Plan of Reorganization, can be found on the Internet at http://www.administar.net/intermet.

Cautionary Statement: This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The word "believe" and similar words and expressions identify forward-looking statements. These statements are not guarantees of future performance but instead involve various risks and uncertainties. INTERMET's actual results may differ materially from those suggested by its forward-looking statements due to factors such as: the economic cost, management distraction and lost business opportunities associated with bankruptcy proceedings; INTERMET's continued access to its DIP financing; the high cost of scrap steel and the possibility that scrap steel costs will remain at high levels or continue to increase, which would have further negative effects on INTERMET's profitability, cash flow, liquidity and ability to borrow; fluctuations in the cost of other raw materials, including the cost of energy, aluminum, zinc, magnesium and alloys, and INTERMET's ability, if any, to pass those costs on to its customers; pricing practices of INTERMET's customers, including changes in their payment terms resulting from the discontinuation of early payment programs and continuing demands for price concessions as a condition to retaining current business or obtaining new business, and the negative effect that price concessions have on profit margins; changes in procurement practices and policies of INTERMET's customers for automotive components, including the risk of the loss of major customers or the loss of current or prospective vehicle programs as a result of INTERMET's financial condition and prospects (or otherwise); possible inability to close unprofitable plants or to transfer work from one plant to another because of the related costs or customer requirements; general economic conditions, including any downturn in the markets in which INTERMET operates; fluctuations in automobile and light and heavy truck production, which directly affect demand for INTERMET's products; deterioration in the market share of any of INTERMET's major customers; fluctuations in foreign currency exchange rates; work stoppages or other labor disputes that could disrupt production at INTERMET's facilities or those of its customers; continuing changes in environmental regulations to which INTERMET is subject, and the costs INTERMET will incur in meeting more stringent regulations; factors or presently unknown circumstances that may result in impairment of INTERMET's assets, including further write-downs of its goodwill; and other risks as detailed from time to time in INTERMET's periodic SEC reports.

                                       ###